SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
February 19, 2009

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES PRELIMINARY GAS IN PLACE ESTIMATE OF UP TO 250-320 BCF PER SECTION IN THE SENTELL FIELD

HOUSTON – (PR Newswire) – February 19, 2009 – Southern Star Energy Inc. (OTCBB: SSEY; "Southern Star" or the "Company") today announced the preliminary results of Core Laboratories' ("Core Lab") technical evaluation of the well data and core samples provided by the Company for the Atkins-Lincoln 17-2 and Burt 20-1 Haynesville test wells.

The Company recently completed drilling operations on its two initial Haynesville delineation wells, the Atkins-Lincoln 17-2 and the Burt 20-1. As part of the evaluation program for these two wells, extensive core sampling was performed on each well. The Company provided these cores to Core Lab as part of its proprietary Regional Haynesville Study. Preliminary results of Core Lab's technical analysis of the Atkins-Lincoln 17-2 and Burt 20-1 well data, wireline logs and core samples indicate net thickness of the porous, gas–bearing Haynesville Shale intervals to be 327 feet and 249 feet respectively. The study further indicates that the Sentell Field's Haynesville Shale potential ranges between 258 Bcf and 321 Bcf gas in place per section. This compares favorably with other data evaluated by Core Lab in proven productive areas of Southern Bossier Parish, south of the Sentell Field, where gas in place estimates are approximately 165 Bcf per section. Other key factors, including Total Organic Content, Kerogen Type and Quality, Observed Pressure Gradients, and Clay Content of the Company's core data, appear consistent with industry data across this sector of Bossier Parish. There is still substantial laboratory and field testing work to be completed, but these preliminary results, combined with conservative recovery factors of less than 25%, indicate Sentell Field reserve potential exceeding 100 Bcfe net to the Company's interest.

Analysis and completion design work continues in order to optimize results. The Company is carefully following industry activity in the area and working the laboratory results into completion plans for both of the Company's initial Haynesville delineation wells. In the meantime, the Company is currently erecting a new drilling rig in preparation for spudding its third delineation well, the Boyce Pate 16-1.

The Company has established a link on its website to a newly published map outlining the Company's acreage position in the context of other Haynesville activity. The web link for this map is www.ssenergyinc.com/s/haynesville_sentellfield.asp.

David Gibbs, Southern Star's President and Chief Executive Officer, said: "The results of the Core Lab study of our Haynesville test wells are evidence of the quality of our acreage in this play. Gas in place estimates of this magnitude are significant for a company of our size. Even with conservative recovery factors, the upside potential indicated by the Core Lab study suggests positive potential results for our shareholders."

About Southern Star Energy

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled nine successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; risks inherent in Southern Star Energy's operations; the correlation between data gathered in other areas of Bossier Parish and the Company's potential Sentell Field gas resources; whether remaining lab and field work will be completed; the spudding of the Boyce Pate 16-1 Well; and potential future results for shareholders. Often, but not always, forward-looking statements can be identified by the use of words (1) such as "appear," "to be," "preparation," "potential" and "suggests" including variations and negative variations of such words or (2) that state that certain actions, events or results "will" be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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